Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2013, relating to the consolidated financial statements of Neonode Inc. and subsidiary (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Neonode Inc. for the year ended December 31, 2012 appearing in the Prospectus, which is part of this Registration Statement.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
September 10, 2013